Exhibit 10.9

PROMISSORY NOTE

Principal $5,000,000.00	Loan Date 01-31-2019	Maturity 07-31-2020	Loan No –	Call / Coll 255971	Account 1061029837	Officer 76704	Initials
References in the boxes above are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing “***” has been omitted due to text length limitations.

Borrower:	KURA SUSHI USA, INC.	Lender:	BANK OF THE WEST
	17881 SKY PARK CIR		Pacific Rim Corporate Banking #00767
	IRVINE, CA 92614		300 S. Grand Avenue, 7th Floor
Los Angeles, CA 90071

Principal Amount: $5,000,000.00	Date of Note: January 31, 2019

PROMISE TO PAY. KURA SUSHI USA, INC. (“Borrower”) promises to pay to BANK OF THE WEST (“Lender”), or order, in lawful money of the United States of America, the principal amount of Five Million & 00/100 Dollars ($5,000,000.00) or so much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance.

PAYMENT. Borrower will pay this loan in accordance with the following payment schedule:

Equipment Purchase Facility: The Lender hereby agrees to make loans and advances (“Advances”) to assist the Borrower in purchasing items of equipment, upon a request therefor made by the Borrower to the Lender through July 31, 2020 (the “Equipment Purchase Facility”). Each Advance made hereunder shall be in an amount not to exceed 100% of the Equipment Value of the item(s) of new Equipment being purchased; and 80% of the Equipment Value of the item(s) of used Equipment being purchased; provided, however, that at no time shall the total aggregate outstanding principal amount of Advances made hereunder, including all Advances made under the Tenant Improvements Subfacility, exceed the sum of $5,000,000.00; and provided further that the amount of any Advance which is repaid, in whole or in part, may not be reborrowed.

Tenant Improvements Subfacility: A Tenant Improvements Subfacility is hereby established under the Equipment Purchase Facility, pursuant to which the Lender agrees to make Advances to assist Borrower in financing the cost of tenant improvements to Borrower’s leased facilities; provided, however, that the total amount of all Advances under the Tenant Improvements Subfacility shall not exceed $2,000,000.00, and further provided that no Advance shall be made under the Tenant Improvements Subfacility if such Advance would cause the aggregate principal amount of all Advances under this Note to exceed $5,000,000.00. Each request for an Advance under the Tenant Improvement Facility shall be in an amount not less than $100,000.00 and shall be accompanied by all work orders and invoices satisfactory to Lender. Lender may also require that Borrower provide lien waivers from contractors and/or subcontractors and satisfactory inspection of the tenant improvements as a condition to making an Advance.

Repayment: Unless sooner due in accordance with the terms of the Note, on July 31, 2020 the Borrower hereby promises and agrees to pay to the Lender in full the aggregate unpaid principal amount of all Advances then outstanding hereunder, together with all accrued and unpaid interest thereon.

Interest: The Borrower hereby promises and agrees to pay interest in arrears on the last calendar day of each month. If interest is not paid as and when it is due, it shall be added to the principal, become and be treated as a part thereof, and shall thereafter bear like interest.

Term Loan Conversion: At any time the aggregate principal balance of all Advances outstanding under the Equipment Purchase Facility (which includes Advances made under the Tenant Improvements Subfacility) not previously converted to a Term Loan (defined below) is at least $300,000.00, the aggregate principal balance outstanding shall be converted to be payable on a term loan basis in an amount of such outstanding principal balance (the “Term Loan”) and shall be evidenced by a promissory note in form and substance satisfactory to the Lender, (the “Term Note”). Additionally, the Borrower may, by giving written notice to the Lender at least 30 days prior to the Maturity Date, convert the principal balance outstanding under the Equipment Purchase Facility as of the Maturity Date to a Term Loan evidenced by a Term Note. Each Term Note shall have a term of note more than 36 months from the date of such Term Note. Accrued and unpaid interest under the Equipment Purchase Facility shall be paid to the Lender concurrently with the Borrower’s execution of the Term Note. Interest shall accrue and principal and interest shall be paid in accordance with the terms and provisions of the Term Note, with principal amortized over a period of time equal to the term of the Term Note.

Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any unpaid collection costs; and then to any late charges. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an index which is the Bank of the West Prime Rate (the “Index”). The Index is not necessarily the lowest rate charged by Lender on its loans and is set by Lender in its sole discretion. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower’s request. The interest rate change will not occur more often than each day. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 5.500% per annum. Interest on the unpaid principal balance of this Note will be calculated as described in the “INTEREST CALCULATION METHOD” paragraph using a rate of 0.500 percentage points under the Index, resulting in an initial rate of 5.000%. NOTICE: Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/360 basis; that is, by applying the ratio of the interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under this Note is computed using this method.

INTEREST RATE OPTIONS. On the terms and subject to the conditions set forth herein, Borrower will be able to select, from one of the following Rate Options, an interest rate which will be applicable to a particular dollar increment of amounts outstanding, or to be disbursed, under this Note. Principal shall be payable as specified herein in the “Payment” section, and interest shall be payable as specified for each Rate Option. The following Rate Options are available to Borrower:

(A) Default Option. The interest rate margin and index described in the “VARIABLE INTEREST RATE” paragraph herein (the “Default Option”).

(B) Libor Rate. A margin of 1.500 percentage points over Libor Rate. For purposes of this Note, Libor Rate shall mean a fixed rate quoted by the Lender for 1 - MONTH LIBOR or for such other period of time that the Lender may quote and offer (provided that any such period of time does not extend beyond the Maturity Date), determined and adjusted by Lender in accordance with the custom and practice for transactions in

Loan No:	PROMISSORY NOTE (Continued)	Page 2

Eurodollars conducted in London, England (the “LIBOR Interest Period”) for Advances in the minimum amount of $100,000.00. Such interest rate shall be a percentage approximately equivalent to 1.500% in excess of the Lender’s LIBOR Rate which is that rate determined by the Lender’s Treasury Desk to be the rate for deposits in U.S. Dollars for such period which appears on the Bloomberg Screen B TMM Page under the heading “LIBOR Fix BBAM<GO>” as of 11:00 am (London time) on the second Business Day prior to the first day of such period (adjusted for any and all assessments, surcharges and reserve requirements) (the “LIBOR Rate” or the “Index”). An Advance based upon the LIBOR Rate is hereinafter referred to as a “LIBOR Advance”.

The interest rate applicable to any portion of the principal balance of the Loan with respect to which Borrower has elected the LIBOR rate shall revert from the LIBOR Rate to the Variable Rate upon the expiration of the LIBOR term applicable thereto. Lender shall be under no duty or obligation to notify Borrower that the interest rate of any portion of the principal balance hereof is about to revert from the LIBOR to the Variable Rate.

Interest based on this Rate Option is a floating rate and will change on and as of the date of a change in the Libor Rate (the “Interest Period”). Adjustments in the interest rate due to changes in the maximum nonusurious interest rate allowed (The “Highest Lawful Rate”) shall be made on the effective day of any change in the Highest Lawful Rate. Under this Rate Option, Borrower shall make monthly interest payments on the same day of the month, with a final payment of all accrued and unpaid interest on the last day of such Interest Period.

The following provisions concerning Rate Options are a part of this Note:

Selection of Rate Options. Provided Borrower is not in default under this Note, Borrower may request (a “Rate Request”) that a $100,000.00 increment or any amount in excess thereof (an “Increment”) of the outstanding principal of, or amounts to be disbursed under, this Note bear interest at the selected rate. Borrower may make this Rate Request by telephonic notice, however no later than 10:00 AM PDT three (3) business days prior to the effective date of the Rate Request to permit Lender to quote the rate requested.

Applicable Interest Rate. Borrower’s Rate Request will become effective, and interest on the increment designated will be calculated at the rate (the “Effective Rate”), which Borrower requested, for the applicable Interest Period, subject to the following:

(1) Notwithstanding any Rate Request, interest shall be calculated on the basis of the Default Option if (a) Lender, in good faith, is unable to ascertain the requested Rate Option by reason of circumstances then affecting the applicable money market or otherwise, (b) it becomes unlawful or impracticable for Lender to maintain loans based upon the requested Rate Option, or (c) Lender, in good faith, determines that it is impracticable to maintain loans based on the requested Rate Option because of increased taxes, regulatory costs, reserve requirements, expenses or any other costs or charges that affect such Rate Options. Upon the occurrence of any of the events described in this “Interest Rate Options” section, any increment to which a requested Rate Option applies shall be immediately (or at the option of Lender, at the end the current applicable Interest Period), without further action of Lender or Borrower, converted to an increment to which the Default Option applies.

(2) Borrower may have no more than a total of 5 Effective Rates applicable to amounts outstanding under this Note at any given time.

(3) A Rate Request shall be effective as to amounts to be disbursed under this Note only if, on the effective date of the Rate Requests, such amounts are in fact disbursed to or for Borrower’s account in accordance with the provisions of this Note and any related loan documents.

(4) Any amounts of outstanding principal for which a Rate Request has not been made, or is otherwise not effective, shall bear interest until paid in full at the Default Option.

(5) Any amounts of outstanding principal bearing interest based upon a Rate Option shall bear interest at such rate until the end of the Interest Period for that Rate Option, and thereafter shall bear interest based upon the Default Option unless a new Rate Request for a Rate Option complying with the terms hereof has been made and has become effective.

(6) Upon default Lender shall no longer be obligated to honor any Rate Requests.

(7) No Interest Period shall extend beyond the maturity date of this Note.

Notices: Authority to Act. Borrower acknowledges and agrees that the agreement of Lender herein to receive certain notices by telephone is solely for Borrower’s convenience. Lender shall be entitled to rely on the authority of the person purporting to be a person authorized by Borrower to give such notice, and Lender shall have no liability to Borrower on account of any action taken by Lender in reliance upon such telephonic notice. Borrower’s obligation to repay all sums owing under the Note shall not be affected in any way or to any extent by any failure by Lender to receive written confirmation of any telephonic notice or the receipt by Lender of a confirmation which is at variance with the terms understood by Lender to be contained in the telephonic notice.

PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: BANK OF THE WEST, Pacific Rim Corporate Banking #00767, 300 S. Grand Avenue, 7th Floor, Los Angeles, CA 90071.

LATE CHARGE. If a payment is 15 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment.

INTEREST AFTER DEFAULT. Upon default, the interest rate on this Note shall, if permitted under applicable law, immediately increase by adding an additional 5.000 percentage point margin (“Default Rate Margin”). The Default Rate Margin shall also apply to each succeeding interest rate change that would have applied had there been no default.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or Borrower’s ability to repay this Note or perform Borrower’s obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

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Insolvency. The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any guarantor, endorser, surety, or accommodation party of any of the indebtedness or any guarantor, endorser, surety, or accommodation party dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and Lender’s legal expenses, whether or not there is a lawsuit, including attorneys’ fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. Borrower also will pay any court costs, in addition to all other sums provided by law.

JURY WAIVER. To the extent permitted by applicable law, Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

JUDICIAL REFERENCE PROVISION. In the event the above Jury Waiver is unenforceable, the parties elect to proceed under this Judicial Reference Provision. With the exception of the items specified below, any controversy, dispute or claim between the parties relating to (1) the instrument, document or other agreement in which this Judicial Reference Provision appears or (2) any related documents, instruments or transactions between the parties (each, a “Claim”), will be resolved by a reference proceeding in California pursuant to Sections 638 et seq. of the California Code of Civil Procedure, or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to reference. Venue for the reference will be the Superior Court in the County where real property involved in the action, if any, is located, or in a County where venue is otherwise appropriate under law (the “Court”). The following matters shall not be subject to reference: (1) nonjudicial foreclosure of any security interests in real or personal property, (2) exercise of self-help remedies (including without limitation set-off), (3) appointment of a receiver, and (4) temporary, provisional or ancillary remedies (including without limitation writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). The exercise of, or opposition to, any of the above does not waive the right to a reference hereunder.

The referee shall be selected by agreement of the parties. If the parties do not agree, upon request of any party a referee shall be selected by the Presiding Judge of the Court. The referee shall determine all issues in accordance with existing case law and statutory law of the State of California, including without limitation the rules of evidence applicable to proceedings at law. The referee is empowered to enter equitable and legal relief, and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision, and pursuant to CCP §644 the referee’s decision shall be entered by the Court as a judgment or order in the same manner as if tried by the Court. The final judgment or order from any decision or order entered by the referee shall be fully appealable as provided by law. The parties reserve the right to findings of fact, conclusions of law, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial if granted will be a reference hereunder. AFTER CONSULTING (OR HAVING THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS CHOICE, EACH PARTY AGREES THAT ALL CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT A JURY.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and, to the extent not preempted by federal law, the laws of the State of California without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of California.

CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of Los Angeles County, State of California.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at Lender’s option, to administratively freeze all such accounts to allow Lender to protect Lender’s charge and setoff rights provided in this paragraph.

COLLATERAL. Borrower acknowledges this Note is secured by the following collateral described in the security instrument listed herein:

(A) a Commercial Security Agreement dated January 31, 2019 made and executed between KURA SUSHI USA, INC. and Lender on collateral described as: inventory, chattel paper, accounts, equipment and general intangibles.

LINE OF CREDIT. This Note evidences a straight line of credit. Once the total amount of principal has been advanced, Borrower is not entitled to further loan advances. Advances under this Note, as well as directions for payment from Borrower’s accounts, may be requested orally or in writing by Borrower or by an authorized person. Lender may, but need not, require that all oral requests be confirmed in writing. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower’s accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender’s internal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Note if: (A) Borrower or any guarantor is in default under the terms of this Note or any agreement that Borrower or any guarantor has with Lender, including any agreement made in connection with the signing of this Note; (B) Borrower or any guarantor ceases doing business or is insolvent; (C) any guarantor seeks, claims or otherwise attempts to limit, modify or revoke such guarantor’s guarantee of this Note or any other loan with Lender; (D) Borrower has applied funds provided pursuant to this Note for purposes other than those authorized by Lender; or (E) Lender in good faith believes itself insecure.

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FEES FOR PAYMENT OF LENDER’S OUT-OF-POCKET EXPENSES. As a condition precedent to the effectiveness of the Note, Borrower agrees to pay all of the Lender’s out-of-pocket expenses in connection with the preparation and negotiation of this Note.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive any applicable statute of limitations, presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

KURA SUSHI USA, INC.

By:	/s/ KOJI SHINOHARA
KOJI SHINOHARA, CFO of KURA SUSHI USA, INC.

LaserPro, Ver. 18.3.20.019 Copr. Finastra USA Corporation 1997, 2019. All Rights Reserved. - CA C:\CFI\LPL\D20.FC TR-194330 PR-55